EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Public Offering of Common Stock

KIRKLAND, Wa. —  October 30, 2003 — Nextel Partners, Inc. (NASDAQ: NXTP) today announced that it has filed a registration statement with the Securities and Exchange Commission for a public offering of 33 million shares of its Class A common stock.  Of that amount, 10 million shares will be newly issued Class A shares offered by Nextel Partners.  The remaining 23 million Class A shares will be offered by DLJ Merchant Banking Partners II, L.P., Madison Dearborn Capital Partners II, L.P. and Motorola, Inc. (collectively, the “selling stockholders”).  In addition, certain selling stockholders have granted the underwriters an option to purchase up to an additional 4.95 million Class A shares to cover over-allotments.  Nextel Partners intends to use the proceeds of the offering to redeem approximately 32% of the outstanding principal amount of its 12.5% senior discount notes and for general corporate purposes. Nextel Partners will not receive any of the proceeds from the shares offered by the selling stockholders.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, market and competitive conditions.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct ConnectSM digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

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